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                                                                   EXHIBIT 10.14

Mr. Robert Thompson

Dear Mr. Thompson:

This Letter Agreement ("Agreement"), when executed by both you and Fox Channels Services, LLC (the "Company"), will confirm the agreement between you and the Company relating to your employment by the Company. The terms of this Agreement will become effective upon full execution and will then supersede any and all prior agreements, whether express or implied oral or written, between you and the Company relative to your employment with the Company.

1. (a) The Company hereby employs you for a period of two years and eight months, commencing May 1, 2000 and ending December 31, 2002 ("the Term").

     (b) In the event you continue in the employ of the Company after the end of the Term, your employment shall be solely on an at will basis. This means that, after the Term, you may resign or the Company may terminate you with or without cause and with or without advance notice. During any such period of at-will employment, you will be paid at the weekly salary rate for the last regular pay period hereunder.

2. You shall perform such duties consistent with your position set forth in Paragraph 3.(a), as are assigned to you from time to time (and agree to take such trips both within and outside the United States as shall be determined to be desirable).

3. (a) You shall serve as President, Fox Sports Cable Networks and President Fox Sports International and report directly to the President Fox Cable Networks Group. You shall be responsible for regional rights and production, digital sports networks including World, Speedvision and Outdoor Life, and International operations. If the Company shall be reorganized (by merger, dissolution or otherwise), your title and reporting relationship will be adjusted to give appropriate effect to the reorganization, it being understood that any new title and reporting relationship will be commensurate with the title and reporting relationship you have heretofore held with the Company.

     (b) If you are elected a member of the Board of Directors or to any other office of the Company or any of its affiliates, you agree to serve in such capacity or capacities without additional compensation.

4. You hereby accept such employment and agree to devote the time and attention necessary to fulfill the duties of your employment hereunder.

5. As compensation for your services, the Company will, during the term of your employment described in Paragraph 1.(a) herein, on regular pay dates as then in effect under applicable Company policy, pay you at the rate of:

     (a) $700,000 per annum for the period from May 1, 2000 through April 30, 2001; and

     (b) $725,000 per annum for the period from May 1, 2001 through April 30, 2002; and

     (c) $750,000 per annum for the period from May 1, 2002 through December 31, 2002; and

     (c)  You shall receive a car allowance in the amount of $1100 per month.
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     (d)  You shall be eligible to participate in the Company's bonus and stock option programs in the same manner as other Presidents; provided, however, that payment of any bonus and/or granting of any stock options and the amount of any such payment and or/grant shall be entirely at the discretion of the Company.

6. (a) You agree that during the term of your employment, either pursuant to the terms of this Agreement or on an at will basis thereafter, you will have no interest, directly or indirectly, in any motion picture or television program producing, distributing or exhibiting business, or in any broadcasting, cable, sports programming, or film laboratory business or in any related business other than the Company and its affiliates, and you will perform no services for any person, firm or corporation engaged in any such business. The foregoing does not prohibit your ownership of less than one percent (1%) of the outstanding common stock of any company whose shares are publicly traded.

     (b) Enclosed is a copy of the News Corporation Standards of Business Conduct. You agree to abide by the provisions of this statement at all times during your employment by the Company.

7. You will not during the term of your employment and for a period of two (2) years thereafter, directly or indirectly, induce or solicit or attempt to induce or solicit any managerial, sales or supervisory employee of the Company or its affiliates to render services to any other person, firm or corporation. This provision shall survive any termination of this Agreement.

8 (a) You acknowledge that the relationship between the parties hereto is exclusively that of employer and employee and that the Company's obligations to you are exclusively contractual in nature. The Company shall be the sole owner of all the fruits and proceeds of your services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other intellectual properties which you may create in connection with and during the term of your employment hereunder, free and clear of any claims by you (or anyone claiming under you) of any kind or character whatsoever (other than your right to compensation hereunder).
     You shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties.

     (b) All memoranda, notes, records and other documents made or compiled by you, or made available to you during the term of this Agreement or subsequently during any at will employment period concerning the business of the Company or its affiliates shall be the Company's property and shall be delivered to the Company on the termination of this Agreement or at any other time on request. You understand and agree that in the course of employment with the Company, you may acquire confidential information and trade secrets concerning the Company's operations, its future plans and its method of doing business and the operations, future plans and method of doing business of Company's affiliates, including, by the way of example, but by no means limited to, highly proprietary information about the Company's and its affiliates' customers, processes, product development, financial, marketing, pricing, cost, and compensation, (hereinafter collectively "Trade Secrets"), all of which information you understand and agree would be extremely damaging to the Company if disclosed to a competitor or made available to any other person or corporation. As used

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     herein, the term "competitor" includes, but is not limited to, any corporation, firm or business engaged in a business similar to that of the Company or its subsidiary companies. You understand and agree that such information is divulged to you in confidence and you understand and agree that, at all times, you shall keep in confidence and will not disclose or communicate Trade Secrets or any other secret and confidential information on your own behalf, or on behalf of any competitor, if such information is not otherwise publicly available, unless disclosure is made pursuant to written approval by the Company, or is required by law. In view of the nature of your employment and information and Trade Secrets which you may receive during the course of your employment, you likewise agree that the Company would be irreparably harmed by any violation of this Agreement and that, therefore, the Company shall be entitled to seek an injunction prohibiting you from any violation or threatened violation of this Agreement.

     (c) The Company shall have the right to use your name, biography and likeness in connection with its business, including in advertising its products and services, and may grant this right to others, but not for use as a direct endorsement.

     (d) The covenants set forth above in this Paragraph shall survive the termination of this Agreement.

9. During the Term, the Company shall pay or provide to you the following additional amounts or rights:

     (a) You shall be eligible to participate in all employee benefit plans of the Company to the extent available to other comparable employees of the Company, and your eligibility to participate in such plans shall be governed by the rules applicable to comparable employees.

     (b) Fox/Liberty Networks, LLC has granted you certain rights to compensation pursuant to the provision of Fox/Liberty Networks, LLC Equity Appreciation Rights Plan for Management and Key Employees ("EAP"). It is acknowledged that in executing this employment agreement neither you nor the Company shall be deemed to have waived or lost any rights, claims or position with respect to the issue of the EAP. Your employment hereunder shall count toward the required additional time for vesting purposes.

     (c) The Company shall reimburse you, or assume your obligation for the cost of a reasonable apartment lease and an automobile lease in the Los Angeles area.

10. The services to be furnished by you hereunder and the rights and privileges granted to the Company by you are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and a breach by you of any of the provisions contained herein will cause the Company irreparable injury and damage. You expressly agree that the Company shall be entitled to seek injunctive and other equitable relief to prevent a breach of this Agreement by you. Resort to such equitable relief, however, shall not be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision. The various rights and remedies of the Company hereunder shall be construed to be cumulative and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

11. In consideration of the making of this Agreement, as well as of the other consideration stated herein, you expressly agree that any contract, agreement or understanding between you and the Company with respect to severance or termination pay, notice of severance or termination, or pay in lieu of notice of

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severance or termination previously extended to you whether by way of contract, letter, or Company termination or severance policy is hereby rescinded. You further agree that if you continue in the employ of the Company after the end of this Agreement, your employment shall be at will and shall otherwise be in accordance with the provisions of such then existing Company policies as may then be in effect applicable to comparable executives of the Company.

12. This Agreement shall be governed by the laws of the State of California applicable to contracts performed entirely therein.

13. This Agreement shall inure to the benefit of the successors and general assigns of the Company and to the benefit of any other corporation or entity which is a parent, subsidiary or affiliate of the Company to which this Agreement is assigned, and any other corporation or entity into which the Company may be merged or with which it may be consolidated. Except as herein provided, this Agreement shall be nonassignable.

                                              Sincerely,


                                              FOX CHANNELS SERVICES, LLC




                                              By   /s/ Gloria Dickey
                                                --------------------------------
                                                Gloria Dickey

                                              Date 6/29/2000
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THE FOREGOING IS AGREED TO:


  /s/ Robert Thompson
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Robert Thompson

   6/29/2000
-----------------------------------
Date

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